Exhibit 99.1
[Form of]
INSTRUCTIONS AS TO USE OF
ASIA PACIFIC WIRE & CABLE CORPORATION LIMITED
SUBSCRIPTION RIGHTS CERTIFICATE
CONSULT THE INFORMATION AGENT, YOUR BANK OR YOUR BROKER AS TO ANY QUESTIONS
The following instructions relate to a rights offering (the “Rights Offering”) by Asia Pacific Wire & Cable Corporation Limited, a Bermuda corporation (the “Company”), to the holders of record (the “Record Holders”) of its common shares, par value $0.01 per share (the “Common Shares”), as described in the prospectus dated [•], 2025 (the “Prospectus”).
In the Rights Offering, Record Holders as of 5:00 p.m., New York, NY time (“Eastern Time”), on [•], 2025 (the “Record Date”), are receiving at no charge, non-transferable subscription rights, consisting of a basic subscription right and an over-subscription right (the “Subscription Rights”) to subscribe for and purchase additional Common Shares (the “Additional Shares”).
The Subscription Rights are evidenced by a non-transferable rights certificate (the “Rights Certificate”). The number of Subscription Rights to which you are entitled is printed on the face of your Rights Certificate.
The Subscription Rights will expire if not exercised prior to 5:00 p.m., Eastern Time, on [•], 2025, unless the Company terminates the Rights Offering earlier or extends this date (the “Expiration Time”).
Each Record Holder will receive one (1) non-transferable right for each Common Share held as of the Record Date to purchase one (1) Common Share (the “Basic Subscription Right”) at the price of $1.66 per Common Share (the “Subscription Price”).
Additionally, as further described in the Prospectus, Subscription Rights holders who fully exercise their Basic Subscription Right will be entitled to subscribe for Additional Shares that remain unsubscribed as a result of any unexercised Basic Subscription Rights (the “Over-Subscription Right”). Subscription Rights holders who are entitled to exercise their Over-Subscription Right may do so by specifying the additional investment amount that they desire to apply towards the purchase of Common Shares at the Subscription Price pursuant to the Over-Subscription Right. If an insufficient number of Additional Shares are available to satisfy fully the Over-Subscription Right requests, then the available Additional Shares will be distributed proportionately among Subscription Rights holders who exercised their Over-Subscription Right, based on the procedures set forth in the Prospectus, and any excess investment amount payments received by Computershare Trust Company, N.A. (the “Subscription Agent”) will be returned.
Subscription Rights holders who exercise their Subscription Rights will have no right to rescind, revoke or change the exercise, or request a refund of monies paid.
The Company will not issue fractional Common Shares. If an exercising Subscription Rights holder’s aggregate investment amount would otherwise permit such Subscription Rights holder to purchase a fraction of a share, the number of Common Shares that such Subscription Rights holder will purchase will be rounded down to the nearest whole share, and any excess investment amount payment received by the Subscription Agent will be returned.
Each Subscription Rights holder will be required to submit payment in full of the aggregate investment amount that such holder of Subscription Rights wishes to apply towards the purchase of Additional Shares at the Subscription Price pursuant to the exercise of its Subscription Rights, which must be received by the Subscription Agent prior to the Expiration Time.

The Company will not be required to issue Additional Shares to you if the Subscription Agent does not receive your investment amount payment (whether delivered directly if you are a shareholder registered on our shareholder register maintained by the Subscription Agent or indirectly through your broker, dealer, custodian bank or other nominee if you are a beneficial owner) prior to the Expiration Time, regardless of when you send the investment amount payment and related documents. The Company may extend the Expiration Time by giving oral or written notice to the Subscription Agent prior to the Expiration Time. If the Company elects to extend the Expiration Time, it will issue a press release announcing such extension.
YOUR RIGHTS CERTIFICATE AND AGGREGATE INVESTMENT AMOUNT, INCLUDING FINAL CLEARANCE OF ANY CHECKS AND WIRE TRANSFERS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, PRIOR TO THE EXPIRATION TIME.
ONCE A HOLDER OF SUBSCRIPTION RIGHTS HAS EXERCISED ITS SUBSCRIPTION RIGHT, SUCH EXERCISE MAY NOT BE REVOKED.
SUBSCRIPTION RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME OF THE RIGHTS OFFERING WILL EXPIRE AND WILL BE OF NO VALUE.
Method of Subscription – Exercise of Rights.
To exercise Subscription Rights, complete your Rights Certificate and send the properly completed and executed Rights Certificate evidencing such Subscription Rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the aggregate investment amount that you wish to apply towards the purchase of Additional Shares at the Subscription Price pursuant to the exercise of your Subscription Rights, to the Subscription Agent prior to the Expiration Time. The investment amount payment will be held in a segregated bank account to be maintained by the Subscription Agent.
The Subscription Agent will accept payment in U.S. dollars only by wire transfer of immediately available funds or by personal check drawn upon a United States bank payable to “Computershare Trust Company, N.A.” Payments by certified bank check, cashier’s check or money order will not be accepted. Payments will be deemed to have been received upon clearance of any uncertified check, or when the Subscription Agent receives a wire transfer of immediately available funds, as applicable.
If paying by uncertified personal check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, holders of Subscription Rights who wish to pay the aggregate investment amount by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure such payment is received and clears by such date.
All payments of the aggregate investment amount made by wire transfer must be delivered to the account maintained by the Subscription Agent, and including a reference to your name where indicated, as follows:
Bank: Bank of America
100 West 33rd St.
New York, NY 10001
ABA #: 026009593
DDA: 4426533306
Registered Name: CSSI AAF Rights Offering D
Ref: [Shareholder name]/AWRC RO
Swift Code BOFAUS3N
All Rights Certificates, payments by personal check of the aggregate investment amount and nominee holder certifications, to the extent applicable to your exercise of Subscription Rights, must be delivered by mail or overnight courier to the Subscription Agent as follows:
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By Registered, Certified or Express Mail Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Overnight Courier Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021
Delivery to an address other than the address above does not constitute valid delivery.
If you have any questions, require assistance regarding the method of exercising Subscription Rights or require additional copies of relevant documents, please contact Georgeson LLC, the Information Agent for the Rights Offering, by calling 1-888-615-6603 (toll free) or emailing asiapacificoffer@georgeson.com.
By making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Rights Certificate on your behalf.
Brokers, custodian banks and other nominee holders who exercise the Subscription Rights on behalf of beneficial owners of Subscription Rights will be required to certify to the Subscription Agent and the Company as to the aggregate number of Subscription Rights that have been exercised by each beneficial owner of Subscription Rights (including such nominee itself) on whose behalf such nominee holder is acting.
If you do not indicate the number of Subscription Rights being exercised, or do not forward full payment of the aggregate investment amount that you wish to apply towards the purchase of Additional Shares pursuant to the purported exercise of your Subscription Rights, then you will be deemed to have exercised your Subscription Rights with respect to the maximum number of Subscription Rights that may be exercised with the aggregate investment amount you delivered to the Subscription Agent (and, if such investment amount is in excess of the investment amount required for exercise of your Basic Subscription Right, such excess will be applied towards the exercise of your Over-Subscription Right).
If the Company does not apply your full investment amount payment to your purchase of Additional Shares, the excess investment amount payment received by the Subscription Agent will be returned to you, without interest or deduction, as soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the Rights Offering, as described in the Prospectus, have been effected.
Issuance of Rights Offering Shares.
Unless otherwise requested, all Additional Shares that you purchase in the Rights Offering will be issued in book-entry, or uncertificated, form. When issued, the Additional Shares will be registered in the name of the Record Holder. As soon as practicable after the expiration of the Rights Offering (including after all prorations and adjustments contemplated by the terms of the Rights Offering, as described in the Prospectus, have been effected), the Subscription Agent will arrange for the issuance of the Additional Shares allotted to the holders exercising their Subscription Rights in the Rights Offering.
Non-Transferability of Subscription Rights.
The Subscription Rights are exercisable only by Record Holders, and you may not sell, transfer, assign or otherwise dispose of your Subscription Rights to anyone else.
Execution.
Execution by Registered Holder. The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless the Company, in its sole discretion, dispenses with proof of authority.
Method of Delivery.
The method of delivery of Rights Certificates and payment of the aggregate investment amount to the Subscription Agent will be at the election and risk of the holder of Subscription Rights. If you send an uncertified check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared. Any personal check used to pay for Rights Offering Shares must clear the appropriate financial institutions prior to the Expiration Time. The clearinghouse may require five or more business days. Accordingly, holders of Subscription Rights that wish to pay the aggregate investment amount by means of an uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure such payment is received and clears by such date. If you pay by wire transfer, the payment will not be considered made until the subscription agent receives a wire transfer of immediately available funds.
If you use the mail, it is recommended that you use insured, registered mail, return receipt requested, and allow adequate time for delivery. The Subscription Agent will not be obligated to honor your exercise of Subscription Rights if the Subscription Agent receives the documents relating to your exercise after the Expiration Time, regardless of when you transmitted the documents.
Determinations Regarding the Exercise of Your Subscription Rights.
The Company will decide, in its sole discretion, all questions concerning the timeliness, validity, form and eligibility of the exercise of your Subscription Rights. Any such determinations by the Company will be final and binding. The Company, in its sole discretion, may waive, in any particular instance, any defect or irregularity or permit, in any particular instance, a defect or irregularity to be corrected within such time as the Company may determine. The Company will not be required to make uniform determinations in all cases. The Company may reject the exercise of any of your Subscription Rights because of any defect or irregularity.
The Company will not accept any exercise of Subscription Rights until all irregularities have been waived by the Company or cured by you within such time as the Company decides, in its sole discretion.
None of the Company, the Subscription Agent or the Information Agent will be under any duty to notify you of any defect or irregularity in connection with your submission of your Rights Certificate, and none of them will be liable for failure to notify you of any defect or irregularity. The Company reserves the right to reject your exercise of Subscription Rights if the Company determines that your exercise is not in accordance with the terms of the Rights Offering as set forth in the Prospectus and these Instructions as to Use, or in proper form.
The Company will also not accept the exercise of your Subscription Rights if the Company’s issuance of Additional Shares to you could be deemed unlawful under applicable law.
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